Exhibit 23.1




INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 33-82298, 333-34533, 333-50402, and 333-67058 of MacroChem Corporation on Form
S-3 and Registration Statement Nos. 33-48876, 33-85812, 333-28967, and 333-67080
of MacroChem Corporation on Form S-8 of our report dated March 7, 2003, except as to Note 8 which is dated March 18, 2003 (which report expresses an unqualified opinion and includes an emphasis of matter paragraph relating to the actions taken by the United States Food and Drug Administration), appearing in this Annual Report on Form 10-K of MacroChem Corporation for the year ended December 31, 2002.



/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
March 27, 2003







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